Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8) 333-127435 pertaining to the Entorian Technologies Inc. (formerly, Staktek Holdings, Inc,) 2003 Stock Option Plan;

2.	Registration Statement (Form S-8) 333-133494 pertaining to the Entorian Technologies Inc. 2006 Equity-Based Compensation Plan;

3.	Registration Statement (Form S-8) 333-149732 pertaining to the Entorian Technologies Inc. 2003 Stock Option Plan and

4.	Registration Statement (Form S-8) 333-150933 pertaining to the Entorian Technologies Inc. 2003 Stock Option Plan;

of our report dated March 13 2008, with respect to the consolidated financial statements of Entorian Technologies Inc., included in the Form 10-K/A of Entorian Technologies Inc. for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Austin, Texas

August 13, 2008